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UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934

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☐	Soliciting Material Pursuant to §240.14a-12
iSTAR FINANCIAL INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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1114 Avenue of the Americas, 27th Floor
New York, New York 10036

April 25, 2005

Dear Shareholder:

        We cordially invite you to attend our 2005 annual meeting of shareholders. We will hold the meeting at the Harvard Club of New York City, 35 West 44th Street, 3rd Floor, West Room, New York, New York on May 25, 2005 at 9:00 a.m. local time.

        At the annual meeting, we will ask our shareholders to:

          (1) elect seven directors to the Board of Directors;

          (2) consider and vote upon a proposal to expand the iStar Financial Executive and Director High Performance Unit Program by approving a 2007 Plan, a 2008 Plan and a 2009 Plan; and

          (3) consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent public accountants for the year ending December 31, 2005.

        The attached Proxy Statement contains details of the proposals to be voted on at the annual meeting and other important matters. We encourage you to read the Proxy Statement carefully.

        YOUR BOARD OF DIRECTORS HAS CONCLUDED THAT THE ELECTION OF THE SEVEN NOMINEES AS DIRECTORS, THE APPROVAL OF THE EXTENSION OF THE iSTAR FINANCIAL INC. EXECUTIVE AND DIRECTOR HIGH PERFORMANCE UNIT PROGRAM AND THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS OUR INDEPENDENT PUBLIC ACCOUNTANTS ARE IN iSTAR FINANCIAL'S BEST INTERESTS AND THE BEST INTERESTS OF OUR SHAREHOLDERS. THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE FOR APPROVAL OF THESE PROPOSALS.

        We cordially invite all shareholders to attend the annual meeting in person. Any shareholder attending the annual meeting may vote in person even if he or she previously returned a proxy.

Sincerely,

Jay Sugarman Chairman of the Board and Chief Executive Officer

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

        NOTICE IS HEREBY GIVEN that the annual meeting of shareholders of iStar Financial Inc., a Maryland corporation, will be held at the Harvard Club of New York City, 35 West 44th Street, 3rd Floor, West Room, New York, New York on May 25, 2005 at 9:00 a.m. local time, for the following purposes as further described in the accompanying proxy statement:

        1.     To elect to the Board of Directors (the "Board") seven members to hold office until the annual meeting of shareholders held in 2006. The nominees to the Board are the following: Willis Andersen, Jr., Robert W. Holman, Jr., Robin Josephs, John G. McDonald, George R. Puskar, Jay Sugarman and Jeffrey A. Weber.

        2.     To consider and vote upon a proposal to expand the iStar Financial Executive and Director High Performance Unit Program by approving a 2007 Plan, a 2008 Plan and a 2009 Plan.

        3.     To consider and vote upon a proposal to ratify the appointment of PricewaterhouseCoopers LLP as our independent accountants for the fiscal year ending December 31, 2005.

        4.     To transact such other business as may properly come before the annual meeting or any postponement or adjournment of the meeting.

        The Board has fixed April 1, 2005 as the record date for the determination of shareholders entitled to receive notice of and to vote at the annual meeting or any postponement or adjournment of the meeting. Holders of record of our common stock, high performance common stock and 8.00% Series D preferred stock at the close of business on that day will be entitled to vote at the annual meeting.

                      By Order of the Board of Directors

                      Geoffrey M. Dugan
                      Secretary
                      New York, New York
                      April 25, 2005

        WHETHER OR NOT YOU EXPECT TO ATTEND THE ANNUAL MEETING, TO ENSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, PLEASE MARK, SIGN, DATE AND RETURN THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE IN THE POSTAGE PREPAID ENVELOPE ENCLOSED FOR THAT PURPOSE.

1114 Avenue of the Americas, 27th Floor
New York, New York 10036

PROXY STATEMENT
Annual Meeting Of Shareholders
To Be Held May 25, 2005

        We are sending this proxy statement to holders of our common stock and holders of our Series D preferred stock on or about April 25, 2005 in connection with the solicitation by our Board of Directors of proxies to be voted at our 2005 annual meeting of shareholders or at any postponement or adjournment of the meeting. Our common stock includes both our regular common stock and our high performance common stock.

        This proxy statement is accompanied by a copy of our Annual Report to Shareholders for the year ended December 31, 2004.

About the Meeting

Who is entitled to vote at the meeting?

        Only holders of record of our common stock and our Series D preferred stock at the close of business on April 1, 2005 are entitled to receive notice of and to vote at the annual meeting or at any postponement or adjournment of the meeting. On the record date, there were 112,483,882 issued and outstanding shares of common stock and 4,000,000 issued and outstanding shares of Series D preferred stock.

What constitutes a quorum?

        The presence, either in person or by proxy, of the holders of a majority of the voting power of the outstanding common stock and Series D preferred stock, considered as a single class, on the record date is necessary to constitute a quorum at the annual meeting.

What are the voting rights of shareholders and what vote is needed to approve each proposal?

        Each shareholder is entitled to one vote for each share of regular common stock registered in the shareholder's name on the record date and 0.25 votes for each share of high performance common stock and Series D preferred stock registered in the shareholder's name on the record date. A plurality vote of the voting power of the outstanding common stock and Series D preferred stock, all voting as one class, is required for the election of directors. An affirmative vote of a majority of the votes cast at the meeting by holders of our common stock and Series D preferred stock, all voting as one class, is required for the approval and ratification of each other matter.

How is my vote counted?

        If you properly execute a proxy in the accompanying form, and if we receive it prior to voting at the annual meeting, the shares that the proxy represents will be voted in the manner specified on the proxy. If no specification is made, the common stock or preferred stock will be voted FOR the proposals and as recommended by the Board with regard to all other matters in its discretion.

        Votes cast by proxy or in person at the annual meeting will be tabulated by the election inspectors appointed for the meeting, who will determine whether or not a quorum is present. The election inspectors will treat abstentions as shares that are present and entitled to vote for purposes of determining the presence of a quorum but as unvoted for purposes of determining the approval of any matter submitted to the shareholders for a vote. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

Can I change my vote after I submit my proxy card?

        If you cast a vote by proxy, you may revoke it at any time before it is voted by giving written notice to our Secretary expressly revoking the proxy, by signing and forwarding to us a proxy dated later, or by attending the annual meeting and personally voting the common stock or preferred stock owned of record by you.

Who pays the costs of soliciting proxies?

        We will pay the costs of soliciting proxies from our shareholders. In addition to solicitation by mail, certain of our directors, officers and regular employees may solicit the return of proxies by telephone, facsimile, personal interview or otherwise without being paid additional compensation. We will also reimburse brokerage firms and other persons representing the beneficial owners of our shares for their reasonable expenses in forwarding proxy solicitation material to the beneficial owners in accordance with the proxy solicitation rules and regulations of the Securities and Exchange Commission and the New York Stock Exchange. Georgeson Shareholder Communications has been engaged to solicit proxies on our behalf for a fee of $8,000 plus expenses.

PROPOSAL 1:

ELECTION OF DIRECTORS

        In accordance with the provisions of our charter, each member of our Board is elected annually.

        All of the nominees for director are presently directors. If a nominee becomes unavailable to serve as a director for any reason, the shares represented by any proxy will be voted for the person, if any, who may be designated by the Board to replace that nominee. At this time, the Board has no reason to believe that any nominee will be unavailable to serve as a director if elected.

        All of the nominees for director, other than Mr. Sugarman, are independent within the standards prescribed by the New York Stock Exchange.

        The following table sets forth the name, age and the position(s) with us (if any) currently held by each person nominated as a director:

Name	Age	Title
Jay Sugarman(1)	42	Chairman and Chief Executive Officer
Willis Andersen, Jr.(2)(4)	73	Lead Director
Robert W. Holman, Jr.(1)	61	Director
Robin Josephs(2)(3)	45	Director
John G. McDonald(3)(4)	67	Director
George R. Puskar(1)(4)	61	Director
Jeffrey A. Weber(2)(3)	40	Director

(1)
Member of Investment Committee.

(2)
Member of Audit Committee.

(3)
Member of Compensation Committee.

(4)
Member of Nominating and Governance Committee.

        Jay Sugarman is Chairman of the Board and Chief Executive Officer of iStar Financial. Mr. Sugarman has served as a director of iStar Financial (and our predecessor) since 1996 and Chief Executive Officer since 1997. Through a series of innovative investment strategies, Mr. Sugarman has built iStar Financial into one of the leading providers of custom-tailored financial solutions to high-end private and corporate owners of real estate, growing its total market capitalization from under $50 million to over $10 billion. Previously, Mr. Sugarman founded and was co-general partner of Starwood Mezzanine Investors, L.P., a private investment partnership specializing in structured real estate finance. Prior to forming Starwood Mezzanine, Mr. Sugarman managed diversified investment funds on behalf of the Burden family, a branch of the Vanderbilts, and the Ziff family. While in that position, he was jointly responsible for the formation of Starwood Capital Group L.P., a leading private real estate investment firm, and the formation of HBK Investments, one of the nation's largest multi-strategy trading operations. Mr. Sugarman received his undergraduate degree summa cum laude from Princeton University, where he was nominated for valedictorian and received the Paul Volcker Award in Economics, and his M.B.A. with highest distinction from Harvard Business School, graduating as a Baker Scholar and recipient of the school's academic prizes for both finance and marketing.

        Willis Andersen, Jr. has served as one of our directors since November 1999. Previously, Mr. Andersen served as a director of TriNet Corporate Realty Trust, Inc. ("TriNet"), a company that we acquired in 1999, since June 1993. Mr. Andersen serves as our Lead Director, with duties that include presiding at all executive sessions of the independent directors and serving as principal liaison between the Chairman and the independent directors. Mr. Andersen is also chairman of our Audit Committee. He is a real estate and REIT industry consultant with over 35 years of experience as an advisor, financial consultant and principal in the real estate industry. Mr. Andersen currently specializes in advisory work for publicly-traded real estate companies. Mr. Andersen's real estate career has involved work with Allied Properties Inc. of San Francisco; Bankoh Advisory Corp. of Honolulu; RAMPAC and ICM Property Investors, Inc., which were formerly NYSE-listed REITs, and Bedford Properties, Inc., a commercial property investment and development firm. He is an active member of the National Association of Real Estate Investment Trusts, and is a former governor and past president (1980-81) of this organization. He received his B.A. from the University of California at Berkeley.

        Robert W. Holman, Jr. has served as one of our directors since November 1999. Mr. Holman was the co-founder of TriNet and served as its chief executive officer, co-chairman and chairman of the board. He was chief executive officer and chairman of TriNet's predecessor, Holman/Shidler Corporate Capital, Inc., for ten years. Mr. Holman co-founded and was a senior executive and director of Watkins Pacific Corporation, a multi-national conglomerate. Additionally, Mr. Holman has served as a senior executive, director, owner or board advisor for numerous companies in the United States, Great Britain, Australia and Mexico in the finance, real estate, internet commerce, construction, building materials and travel industries. Currently, he is a director of Amerivest Properties, Inc. He holds a B.A. degree in international economics from the University of California at Berkeley, an M.A. degree with honors from Lancaster University in England, where he was a British Council Fellow, and did post-graduate work at Harvard University where he was awarded a Loeb Fellowship.

        Robin Josephs has served as one of our (and our predecessor's) directors since March 1998. Ms. Josephs is chairperson of our Compensation Committee. Ms. Josephs was employed by Goldman Sachs from 1986 to 1996 in various capacities. Prior to working at Goldman, Ms. Josephs served as an analyst for Booz Allen & Hamilton Inc. in New York from 1982 to 1984. She currently serves as a director of Plum Creek Timber Co., Inc. and Instinet Group Incorporated. Ms. Josephs received a B.S. degree in economics from the Wharton School and a M.B.A. from Columbia University.

        John G. McDonald has served as one of our directors since November 1999. Previously, Professor McDonald served as a director of TriNet since June 1993. Professor McDonald is chairman of our Nominating and Governance Committee. He is the Stanford Investors Professor of Finance in the Graduate School of Business at Stanford University, where he has taught since 1968. Professor McDonald has taught M.B.A. courses and executive programs in subject areas including investment management, private equity, venture capital and corporate finance. He currently serves as a director of Scholastic Corporation, Varian, Inc., Plum Creek Timber Co., Inc. and eight mutual funds managed by Capital Research & Management Company.

        George R. Puskar has served as one of our directors since November 1999. Previously, Mr. Puskar served as a director of TriNet since January 1998. Mr. Puskar is chairman of our Investment Committee. From June 1997 until June 2000, Mr. Puskar served as chairman of the board of Lend Lease Real Estate Investments (formerly known as ERE Yarmouth), the U.S. real estate unit of Lend Lease Corporation, an international financial services and real estate company based in Sydney, Australia. From 1988 until June 1997, Mr. Puskar was chairman and chief executive officer of Equitable Real Estate Investment Management, Inc., where he was responsible for directing the business operations of a full service commercial real estate investment management company with approximately $30 billion in assets under management. Prior to its acquisition by Lend Lease Corporation in June 1997, Equitable Real Estate Investment Management, Inc. operated as a subsidiary of The Equitable Life Assurance Society of the United States. Mr. Puskar is a member of the Counselors of Real Estate. Mr. Puskar currently serves as the chairman of Solutions Manufacturing, Inc., a manufacturer of electronic components based in Rockledge, Florida, is active as the vice chairman of World Team Sports, an organization that specializes in unique athletic events with teams built around disabled athletes, and is on the board of New Plan Excel Realty Trust, Inc. Mr. Puskar has previously served as a member of the board of directors of Carr Real Estate Investment Trust, a NYSE-listed REIT, from 1993 to 1997, and on an advisory board at Georgia State University. Mr. Puskar has also served on the boards of the Urban Land Institute, the International Council of Shopping Centers, the National Council of Real Estate Fiduciaries and the National Realty Committee, and as chairman of a campaign to endow a real estate chair at Clark Atlanta University/Morehouse College. Mr. Puskar received a B.A. degree from Duquesne University.

        Jeffrey A. Weber has served as a director of iStar Financial since June 2003. Mr. Weber is the president of York Capital Management, a multi-billion dollar event-driven investment management firm organized in 1991 with offices in New York and London. Mr. Weber is a director of the Burden Center for the Aging, Inc. and serves on the Advisory Board of the Department of Medicine of Mount Sinai Medical Center. Prior to his current position, Mr. Weber was the president and chief executive officer of William A.M. Burden & Co., L.P. where his tenure spanned twelve years. Mr. Weber also worked at Chemical Venture Partners, the venture capital and leveraged buyout arm of Chemical Bank, and in the corporate finance department of Drexel Burnham Lambert Incorporated. Mr. Weber holds a B.A. degree from Williams College and an M.B.A. from Harvard Business School.

Recommendation Regarding the Election of Directors

        The Board recommends that you vote FOR the seven named nominees to be elected as our directors.

PROPOSAL 2:

APPROVAL OF AN EXPANSION OF THE
iSTAR FINANCIAL INC. EXECUTIVE AND DIRECTOR
HIGH PERFORMANCE UNIT PROGRAM

        In 2002, our shareholders approved the iStar Financial High Performance Unit ("HPU") Program for employees other than our Chief Executive Officer and our President. The following year, our shareholders approved expanding the HPU Program by adding the Executive and Director HPU Program to cover the members of our Board of Directors, our Chief Executive Officer and our President. The Executive and Director HPU Program is substantially similar to the HPU program established for employees other than our Chief Executive Officer and our President.

        Equity-linked compensation is a key component of our overall compensation program because we want to encourage our management and employees to have a long-term equity stake in the Company alongside our shareholders. Since 2002, the HPU Program has been our principal method of providing equity-linked compensation to our key executives and employees. The HPU Program is a performance-based compensation plan that only has material value to the participants if we create superior returns for our shareholders.

        We believe that our HPU Program better aligns the interests of employees with the long-term interests of shareholders than stock options, which can increase in value during periods of relative underperformance and do not adequately reflect the substantial dividend-paying nature of our shares. The HPU Program is similar in many respects to performance-based restricted share awards, but the HPU Program also requires a substantial cash investment from participants.

        In connection with the HPU Program, we have created a new class of equity known as "high performance common stock." Initially, two plans were established under the Executive and Director HPU Program: the first plan (the "2005 Plan") has a valuation date of December 31, 2005; the second plan (the "2006 Plan") has a valuation date of December 31, 2006. A total of 10,000 shares of high performance common stock were originally authorized for issuance under the 2005 Plan and the 2006 Plan. We are seeking your approval to expand the Executive and Director HPU Program by authorizing 15,000 additional shares of high performance common stock under three new HPU Plans with valuation dates of December 31, 2007 (the "2007 Plan"), December 31, 2008 (the "2008 Plan") and December 31, 2009 (the "2009 Plan"), respectively. The significance of the valuation date is described below.

        Under the proposed 2007 Plan, 2008 Plan and 2009 Plan, as with the existing plans, the eligible participants will be offered the opportunity to purchase high performance common stock through a limited liability company (the "LLC"). The purchase price will be subject to approval by the Board's Compensation Committee based upon, among other things, an independent valuation analysis completed by a major investment banking firm. The participants will purchase an interest in the LLC and the LLC will use the funds to purchase the high performance common stock from us. At the valuation date of a particular HPU Plan, if the Company's performance exceeds certain performance levels relative to an absolute return threshold and the return of a weighted industry index over the HPU plan's three-year valuation period, the high performance common stock issued under that Plan will thereafter pay distributions, including quarterly cash distributions, in the nature of common stock dividends and other distributions. If our performance does not exceed those levels, then the high performance common stock held by an HPU plan, and the employees' investment in that plan, will be worth virtually nothing.

        An investment in high performance common stock through an LLC has the following characteristics:

  •
  Initial Purchase Price. Eligible participants who are offered the opportunity to invest in high performance common stock will pay a purchase price equal to the fair market valuations approved by the Compensation Committee of our Board based upon, among other things, an independent valuation from a major securities firm. Participants in the 2007 Plan, 2008 Plan and 2009 Plan will subscribe for units in those plans at the commencement of the three-year valuation period for each plan (in early 2005, 2006 and 2007, respectively) and will be obligated to deliver the purchase price for interests in those plans on these respective commencement dates. We will not loan money to employees to enable them to pay the purchase price. The employees will be personally at risk for the entire purchase price.

  •
  Value. Prior to the valuation date for each plan, the high performance common stock will have little intrinsic value. Prior to the applicable valuation date, each share of high performance common stock will carry 0.25 votes and pay dividends equal to 0.01 times the dividend paid on a share of our common stock, if and when dividends are declared on our common stock. No employee will be permitted to exchange his or her interest in the LLC for shares of the high performance common stock prior to the applicable valuation date.

  •
  Threshold Performance Levels. The high performance common stock will continue to have only the nominal value described above unless, on the applicable valuation date, the three-year total rate of return (dividends paid plus share price appreciation) on a share of our common stock exceeds the greater of: (1) 30.00%; and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the three-year time period leading up to the particular plan's valuation date. In determining share price appreciation for purposes of calculating the total rate of return of our common stock and of the benchmark indices, we will compare the value of our common stock or the indices, as applicable, on the first trading date of the relevant measurement period to the average closing values of our common stock or the indices, as applicable, for the last 20 trading days of the measurement period.

  •
  Excess Return. If the total rate of return on our common stock exceeds the threshold performance levels for a particular plan over the three-year valuation period, then distributions will be paid on the shares of high performance common stock related to that plan in the same amounts and at the same times as distributions are paid on a number of shares of our common stock equal to the following: 7.50% of our excess total rate of return (over the higher of the two threshold performance levels) multiplied by the weighted average market value of our common equity capitalization during the measurement period, all as divided by the average closing price of a share of our common stock for the 20 trading days immediately preceding the applicable valuation date. These distributions will be passed through to the employees who hold interests in the LLC.

  •
  Dilution. Regardless of how much our total rate of return exceeds the threshold performance levels, the dilutive impact to our shareholders resulting from distributions on high performance common stock in each plan is limited to 0.50% of the average monthly number of fully diluted shares of the Company's Common Stock outstanding during the valuation period.

  •
  Right to Exchange. No employee will have the right to hold directly the high performance common stock prior to the applicable valuation date. Until that time, all high performance common stock will be held in the LLC. From and after the applicable valuation date, an employee will have the right to exchange his or her interests in the LLC for his or her pro rata portion of the high performance common stock.

  •
  Conversion; No Public Market. Even following a valuation date upon which the threshold performance levels are achieved, the high performance common stock can never be converted into our common stock, and no organized market is expected to develop in the high performance common stock. The shares will not be listed or traded on any exchange. Employees may transfer high performance common stock to third parties, including family members, subject to applicable securities laws, so long as we play no active role in the transfer.

  •
  Termination of Employment. If an employee leaves or is terminated for cause before the valuation date for a plan, the Company will have the right, but not the obligation, to repurchase the employee's entire interest in the plan at cost (by causing the LLC to repurchase the employee's interest in the LLC at cost, with the Company then repurchasing the equivalent number of shares of high performance common stock from the LLC). If an employee is terminated without cause, the Company will have the right, but not the obligation, to repurchase the employee's LLC interests that will reach a valuation date within 12 months at fair market value and any other LLC interests held by the employee at cost. Each employee will be subject to customary non-competition, non-solicitation and confidentiality covenants during the term of employment.

  •
  Change of Control. Upon a change of control of the Company that results in an exchange by our common shareholders of their shares for cash or shares in the acquiring company, shares of high performance common stock will be exchanged for the same consideration as will be received in the transaction by holders of our common stock.

Questions Regarding the High Performance Unit Program

What is the potential effect of the program on future earnings per share?

        If the total return on our common stock exceeds BOTH of the threshold performance levels set for a plan, then the holders of interests in high performance common stock would be entitled to a percentage of future distributions made by us. This would have a dilutive effect on the future earnings per share of our common stock and on our equity ownership after the applicable valuation date, if one assumes that the high performance common stock program did not have an offsetting incentive effect that resulted in increased earnings. However, the maximum dilutive effect for each plan under the Executive and Director HPU Program is limited to 0.50% of the number of shares of our common stock outstanding, on a fully diluted basis, on the relevant valuation date.

Who is eligible to participate in the program?

        The eligible participants in the Executive and Director HPU Program are our Chief Executive Officer, our President and non-employee directors. Although our directors are eligible to participate in the Program, our non-employee directors have not been offered HPU interests and instead receive equity compensation in the form of Common Stock Equivalents under the Non-Employee Directors' Deferral Program approved by our shareholders in 2004.

Why did the Board approve the Russell 1000 Financial Index and the Morgan Stanley REIT Index?

        The Board has approved an equal weighting of the Russell 1000 Financial Index and the Morgan Stanley REIT Index because it believes that these indices and their relative weighting most accurately capture the nature of our business as a financial services company focused on the real estate industry. These two indices are the financial services and real estate indices most widely reported and accepted among institutional investors. The Board may approve a different index if it determines that these indices are no longer an appropriate basis of comparison for our total rate of return, or if either index ceases to be reported.

How will the total rate of return be measured?

        When we determine the "total rate of return" for any security and for any period, we will measure the sum of the cumulative amount of dividends paid in respect of the security for the period (assuming reinvestment of all cash dividends), plus the appreciation in share price over the period, and divide that total by the security price at the beginning of the measurement period.

What are the potential advantages and disadvantages of the program to the Company and our shareholders?

Advantages to Shareholders:

  •
  The proposed program aligns the interest of the eligible participants with those of shareholders by directly tying compensation to superior outperformance for our shareholders on both a relative and absolute basis.

  •
  The cost of the plan units to the Company is nominal unless total returns to shareholders exceed the threshold performance levels.

  •
  The sale of plan units to participants gives them a long-term financial stake in the Company with both upside AND downside potential, and the units will be illiquid (no trading market; not convertible into common stock) if they are earned.

  •
  The program includes strong disincentives for employees to leave the Company, in the form of a potential forfeiture to the Company of plan units at cost, should the participant be terminated for cause or voluntarily resign.

Disadvantages to Shareholders:

  •
  If the program is successful, there is a potential for dilution of earnings. To address this issue, dilution will be capped at 0.50% (of total shares outstanding) for each plan.

  •
  The high performance common stock could increase the potential cost of acquiring control of the Company and thereby discourage an attempt to take control of the Company. However, the Board is not aware of any attempt to take control of the Company and the Board has not approved the sale of the new high performance common stock with the intention of discouraging any such attempt.

  •
  Existing tax and accounting authority does not specifically address the proposed program; therefore, it is possible that the characterization of the program for tax and accounting purposes could be different in the future.

*    *    *    *    *

        The tables below illustrate the value of each of the three plans under the Executive and Director HPU Program on the relevant valuation date under different circumstances. Each table demonstrates the value of the High Performance Common Stock at given prices for our common stock and the total return calculated at that price compared to the threshold performance levels. For purposes of this illustration, the "value" of each plan is calculated by multiplying: (1) 7.50% of the amount by which the total rate of return on our common stock exceeds the greater of (a) 30.00% and (b) the return on our designated indices (50.00% of each of the Russell 1000 Financial Index and Morgan Stanley REIT Index), by (2) the weighted average market value of our common equity capitalization over the relevant measurement period. Except as otherwise indicated, it is assumed, for purposes of the illustration shown below that: (1) the valuation date is December 31, 2007 for the 2007 Plan, December 31, 2008 for the 2008 Plan and December 31, 2009 for the 2009 Plan, and (2) the Russell 1000 Financial Index and the Morgan Stanley REIT Index have annual total rates of return of 13.50%.

        The tables below are for illustrative purposes only and there can be no assurance that actual outcomes will be within the ranges used. Some of the factors that could affect the results set forth in the table are the total return of our common stock relative to the total return of the Russell 1000 Financial Index and the Morgan Stanley REIT Index, and the market value of our average outstanding common equity during the relevant measurement period. These factors may be affected by general economic conditions, capital market conditions, interest rates, real estate market conditions and our dividend policy.

2007 Plan

5,000 Units High Performance Common Stock

Stock Price	iStar Financial Total Return(1)	Minimum Return	Benchmark Indices Total Return	Outperformance Return(2)	Average Market Capitalization(3) (thousands)	Total Shareholder Returns (thousands)	Outperformance Shareholder Value Added(4) (thousands)	Nominal Value of High Performance Units(5) (thousands)
$54.00	39.72%	30.00%	46.29%	0.00%	$6,073,056	$2,021,568	$0	$3
55.50	43.03%	30.00%	46.29%	0.00%	6,241,752	2,190,264	0	3
57.00	46.34%	30.00%	46.29%	0.05%	6,410,448	2,358,960	3,264	245
58.50	49.66%	30.00%	46.29%	3.37%	6,579,144	2,527,656	206,430	15,482
60.00	52.97%	30.00%	46.29%	6.68%	6,747,840	2,696,352	413,324	30,999
61.50	56.29%	30.00%	46.29%	10.00%	6,916,536	2,865,048	623,944	34,583	(6)
63.00	59.60%	30.00%	46.29%	13.31%	7,085,232	3,033,744	838,292	35,426	(6)
64.50	62.91%	30.00%	46.29%	16.62%	7,253,928	3,202,440	1,056,368	36,270	(6)

(1)
iStar Financial Total Return is calculated as follows: ((Stock Price + 2005, 2006 and 2007 Annual Dividends)—$45.26) / $45.26 where 2005 Annual Dividend equals $2.93, 2006 Annual Dividend equals $3.08 and 2007 Annual Dividend equals $3.23.

(2)
Outperformance Return is the amount, if any, by which the total return of the iStar Financial common stock over the measurement period exceeds the Minimum Return or the Benchmark Indices Total Return, which consists of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index during the measurement period.

(3)
Assumes the market value of outstanding common equity (iStar Financial common stock) at December 31, 2007 throughout the measurement period.

(4)
"Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.

(5)
The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 7.5%. If Outperformance Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by 50 Plan units. The initial investment of HPUs will continue to be treated as contributed equity on the balance sheet of the Company.

(6)
The maximum dilution for the High Performance Units is 0.5% of the Company's average monthly outstanding shares of common stock on a diluted basis throughout the measurement period.

2008 Plan

5,000 Units High Performance Common Stock

Stock Price	iStar Financial Total Return(1)	Minimum Return	Benchmark Indices Total Return	Outperformance Return(2)	Average Market Capitalization(3) (thousands)	Total Shareholder Returns (thousands)	Outperformance Shareholder Value Added(4) (thousands)	Nominal Value of High Performance Units(5) (thousands)
$59.00	37.39%	30.00%	46.29%	0.00%	$6,635,376	$2,102,741	$0	$3
60.50	40.39%	30.00%	46.29%	0.00%	6,804,072	2,271,437	0	3
62.00	43.39%	30.00%	46.29%	0.00%	6,972,768	2,440,133	0	3
63.50	46.39%	30.00%	46.29%	0.10%	7,141,464	2,608,829	6,951	521
65.00	49.39%	30.00%	46.29%	3.10%	7,310,160	2,777,525	209,444	15,708
66.50	52.39%	30.00%	46.29%	6.10%	7,478,856	2,946,221	415,312	31,148
68.00	55.39%	30.00%	46.29%	9.10%	7,647,552	3,114,917	624,553	38,238	(6)
69.50	58.39%	30.00%	46.29%	12.10%	7,816,248	3,283,613	837,169	39,081	(6)

(1)
iStar Financial Total Return is calculated as follows: ((Stock Price + 2006, 2007 and 2008 Annual Dividends)—$50.00) / $50.00 where 2006 Annual Dividend equals $3.08, 2007 Annual Dividend equals $3.23 and 2008 Annual Dividend equals $3.39.

(2)
Outperformance Return is the amount, if any, by which the total return of the iStar Financial common stock over the measurement period exceeds the Minimum Return or the Benchmark Indices Total Return, which consists of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index during the measurement period.

(3)
Assumes the market value of outstanding common equity (iStar Financial common stock) at December 31, 2008 throughout the measurement period.

(4)
"Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.

(5)
The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 7.5%. If Outperformance Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by 50 Plan units. The initial investment of HPUs will continue to be treated as contributed equity on the balance contributed equity on the balance sheet of the Company.

(6)
The maximum dilution for the High Performance Units is 0.5% of the Company's average monthly outstanding shares of common stock on a diluted basis throughout the measurement period.

2009 Plan

5,000 Units High Performance Common Stock

Stock Price	iStar Financial Total Return(1)	Minimum Return	Benchmark Indices Total Return	Outperformance Return(2)	Average Market Capitalization(3) (thousands)	Total Shareholder Returns (thousands)	Outperformance Shareholder Value Added(4) (thousands)	Nominal Value of High Performance Units(5) (thousands)
$64.00	34.88%	30.00%	46.29%	0.00%	$7,197,696	$2,157,269	$0	$3
65.50	37.60%	30.00%	46.29%	0.00%	7,366,392	2,325,965	0	3
67.00	40.33%	30.00%	46.29%	0.00%	7,535,088	2,494,661	0	3
68.50	43.06%	30.00%	46.29%	0.00%	7,703,784	2,663,357	0	3
70.00	45.79%	30.00%	46.29%	0.00%	7,872,480	2,832,053	0	4
71.50	48.51%	30.00%	46.29%	2.22%	8,041,176	3,000,749	163,705	12,278
73.00	51.24%	30.00%	46.29%	4.95%	8,209,872	3,169,445	367,390	27,554
74.50	53.97%	30.00%	46.29%	7.68%	8,378,568	3,338,141	574,142	41,893	(6)

(1)
iStar Financial Total Return is calculated as follows: ((Stock Price + 2007, 2008 and 2009 Annual Dividends)—$55.00) / $55.00 where 2007 Annual Dividend equals $3.23, 2008 Annual Dividend equals $3.39 and 2009 Annual Dividend equals $3.56.

(2)
Outperformance Return is the amount, if any, by which the total return of the iStar Financial common stock over the measurement period exceeds the Minimum Return or the Benchmark Indices Total Return, which consists of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index during the measurement period.

(3)
Assumes the market value of outstanding common equity (iStar Financial common stock) at December 31, 2009 throughout the measurement period.

(4)
"Outperformance Shareholder Value Added" is calculated by multiplying the Outperformance Return by the average market capitalization.

(5)
The "Value of High Performance Units" is calculated by multiplying the Outperformance Shareholder Value Added by 7.5%. If Outperformance Shareholder Return is $0, the Value of High Performance Units is calculated by multiplying the stock price by 50 Plan units. The initial investment of HPUs will continue to be treated as contributed equity on the balance contributed equity on the balance sheet of the Company.

(6)
The maximum dilution for the High Performance Units is 0.5% of the Company's average monthly outstanding shares of common stock on a diluted basis throughout the measurement period.

In 2003, our shareholders approved the Executive and Director HPU Program, and the establishment of the 2005 Plan and 2006 Plan under the program. Interests in the 2005 Plan and 2006 Plan have been purchased by Jay Nydick, our President, through a family trust which purchased the interests at the time of Mr. Nydick's appointment as our President in November 2004. Interests in the 2006 Plan have also been purchased by Jay Sugarman, our Chairman and Chief Executive Officer, in February 2004. Interests in the 2007 Plan have been purchased by Mr. Sugarman and the trust established by Mr. Nydick in February 2005, subject to approval of the new plan by our shareholders. The table below lists the outstanding interests under the 2005 Plan, the 2006 Plan and the 2007 Plan. As in the case of all purchases under the HPU program, the purchase prices paid were subject to approval by our Board's Compensation Committee based upon, among other things, an independent valuation of the interests at the time of the purchases.

2005 Plan

Name of Purchaser	Purchase Date	Total Purchase Price	Units	% of Outstanding Interests
Jay Nydick, by family trust	November 2004	$288,000	1,000	20%

2006 Plan

Name of Purchaser	Purchase Date	Total Purchase Price	Units	% of Outstanding Interests
Jay Sugarman	February 2004	$286,080	4,000	80%
Jay Nydick, by family trust	November 2004	$100,700	1,000	20%

2007 Plan

Name of Purchaser	Purchase Date	Total Purchase Price	Units	% of Outstanding Interests
Jay Sugarman	February 2005	$274,425	3,750	75%
Jay Nydick, by family trust	February 2005	$91,475	1,250	25%

        Under Mr. Nydick's employment agreement, we have also offered Mr. Nydick the opportunity to purchase interests representing 30% of the total interests in the 2008 Plan and 35% of the total interests in the 2009 Plan, subject to approval of those plans by our shareholders. The purchase prices for those interests will be the fair market value for such interests, as determined by our Board's Compensation Committee.

Recommendation Regarding Approval of the Extension of the iStar Financial Inc. High Performance Unit Program

        The Board recommends that you vote FOR approval of the expansion of the Executive and Director HPU Program by authorizing 15,000 additional shares of high performance common stock under the 2007 Executive and Director HPU Plan, the 2008 Executive and Director HPU Plan and the 2009 Executive and Director HPU Plan.

PROPOSAL 3:

RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

        The Board has appointed PricewaterhouseCoopers LLP as our independent auditors for the fiscal year ending December 31, 2005, subject to ratification by our shareholders. We expect a representative of PricewaterhouseCoopers LLP to attend the annual meeting to make a statement, if he or she desires, and to respond to appropriate questions.

Recommendation Regarding Ratification of the Appointment of PricewaterhouseCoopers LLP

        The Board recommends that you vote FOR ratification of this appointment.

OTHER INFORMATION

Information Regarding the Board of Directors and Its Committees

How often did the Board meet during 2004?

        During the fiscal year ended December 31, 2004, the Board held 15 meetings. All directors attended at least 75% of all of the Board meetings and applicable committee meetings. In addition, all of the directors who were elected at the 2004 annual meeting were present in person at that annual meeting.

What Committees has the Board Established?

        Our Board has standing Audit, Compensation, Nominating and Governance and Investment Committees.

How does the Company Determine Director Independence?

        Our Board has determined that a majority of our directors are independent. In determining director independence, the Board considers all relevant facts and circumstances and the New York Stock Exchange ("NYSE") listing standards. Under the NYSE listing standards, no director qualifies as independent unless the Board affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, stockholder or officer of an organization that has a relationship with the Company. The Board has determined that the following directors qualify as independent: Messrs. Andersen, Jr., Holman, Jr., McDonald, Puskar, Weber and Ms. Josephs.

The Audit Committee

        The Audit Committee is responsible for, among other things, retaining or dismissing our independent auditors, reviewing with the auditors the plan and scope of the audit and audit fees, monitoring the adequacy of reporting and internal controls and meeting periodically with management and our independent auditors.

        The members of the Audit Committee are Willis Andersen, Jr. (Chairman), Robin Josephs and Jeffrey A. Weber. Each of the current members of the Audit Committee is independent, as defined by the Audit Committee's charter and the NYSE listing standards. Each of the current members of the Audit Committee qualifies as an "audit committee financial expert" as defined by the Securities and Exchange Commission. The Audit Committee operates under a written charter that was originally adopted in 2001 and was amended in 2003. A copy of the charter may be found on our website at www.istarfinancial.com. The Audit Committee met 11 times during 2004.

The Compensation Committee

        The members of the Compensation Committee are Robin Josephs (Chairperson), John G. McDonald and Jeffrey A. Weber. Each of the current members of the Compensation Committee is independent as defined by the Compensation Committee's charter and the New York Stock Exchange listing standards. The functions of the Compensation Committee are described under the Report of the Compensation Committee contained elsewhere in this proxy statement. The Compensation Committee operates under a written charter that was originally adopted by the Board in 2001 and was amended in 2003. A copy of the charter may be found on our website at www.istarfinancial.com. The Compensation Committee met eight times during 2004.

The Nominating and Governance Committee

        The Nominating and Governance Committee is responsible for, among other things, considering and recommending actions relating to corporate governance matters. In addition, the Committee considers and recommends to the Board individuals to serve as our directors and executive officers. In making such recommendations, the Nominating and Governance Committee considers such factors as it deems appropriate. These factors may include judgment, skill, diversity, experience with businesses and other organizations comparable to the Company, the interplay of the candidate's experience with the experience of other Board members, and the extent to which the candidate would be a desirable addition to the Board and any committees. The Committee may solicit and consider suggestions of the directors or management regarding possible nominees, may consider nominees suggested by shareholders and generally shall guide the process of recruiting new directors. The Nominating and Governance Committee may employ professional search firms or consultants (for which it pays a fee) to assist it in identifying potential members of the Board with the desired skills and disciplines. Nominations made by shareholders should be made in accordance with the procedures set forth in this proxy statement under "Corporate Governance Matters—Shareholder Nominations for Directors." Candidates proposed by shareholders will be considered using the same criteria and in the same manner as all other candidates are considered.

        The members of the Nominating and Governance Committee are John G. McDonald (Chairman), Willis Andersen, Jr. and George R. Puskar. Each of the current members of the Nominating and Governance Committee is independent as defined by the applicable New York Stock Exchange listing standards. The Nominating and Governance Committee operates under a written charter that was originally adopted by the Board in 2000 and was amended in 2002. A copy of the charter may be found on our website at www.istarfinancial.com. The Nominating and Governance Committee met six times during 2004.

The Investment Committee

        The Board has delegated to the Investment Committee the authority to authorize certain of our investment transactions. The Investment Committee is authorized to approve our investment transactions involving commitments between $75 million and $150 million. Investment transactions up to $75 million are subject to the approval of a senior management investment committee. Transactions of $150 million or more, and strategic investments such as a corporate merger or acquisition of another business entity (other than a corporate net lease financing) or any other material transaction in an amount of $75 million or more involving the Company's entry into a new line of business, must be approved by the Company's full Board of Directors.

        The members of the Investment Committee are George R. Puskar (Chairman), Robert W. Holman, Jr. and Jay Sugarman. The Investment Committee met 10 times during 2004.

Are there any special arrangements under which members of our Board serve as Directors?

        No arrangement or understanding exists between any director and any other person or persons pursuant to which any director was, or is, to be selected as a director or nominee.

Executive Officers and Other Officers

Who Are Our Key Officers?

        Information for Jay Sugarman is contained above under the heading "PROPOSAL 1: ELECTION OF DIRECTORS." Information with regard to some of our other key officers is set forth below. All of our officers serve at the pleasure of the Board and are customarily appointed as officers at the annual organizational meeting of the Board held following each annual meeting of shareholders.

        Jay S. Nydick has served as our President since November 2004. Mr. Nydick has primary responsibility for identifying, evaluating and executing strategic expansion opportunities for the Company. Previously, Mr. Nydick spent 14 years at Goldman, Sachs & Co. He most recently served as a managing director based in Hong Kong heading the Corporate Finance Group for non-Japan Asia, and as a member of the Products and Financial Sponsors Group based in New York. Prior to his assignment in Asia, Mr. Nydick was in Goldman's Real Estate Investment Banking Group, co-headed the firm's Lodging and Gaming Business and spent time in the Debt Capital Markets and Derivatives Group. During his career, he has been involved in a broad range of transactions including mergers, acquisitions, debt and equity financings, leveraged buyout transactions and the development of innovative products across many different markets in the world. Mr. Nydick holds a bachelors degree from Cornell University where he graduated as a Presidential Scholar and an M.B.A. from Columbia University.

        Timothy J. O'Connor has served as our (and our predecessor's) Chief Operating Officer since March 1998 and Executive Vice President since March 2000. Mr. O'Connor is responsible for developing and managing iStar Financial's risk management and due diligence operations, participating in the evaluation and approval of new investments and coordinating iStar Financial's information systems. Previously, Mr. O'Connor was a vice president of Morgan Stanley & Co. responsible for the performance of more than $2 billion of assets acquired by the Morgan Stanley Real Estate Funds. Prior to joining Morgan Stanley, Mr. O'Connor was a vice president of Greystone Realty Corporation involved in the firm's acquisition and asset management operations. Previously, Mr. O'Connor was employed by Exxon Co. USA in its real estate and engineering group. Mr. O'Connor is a former vice president of the New York City/Fairfield County chapter of the National Association of Industrial and Office Parks. Mr. O'Connor received a B.S. degree from the United States Military Academy at West Point and an M.B.A. from the Wharton School.

        Catherine D. Rice has served as our Chief Financial Officer since November 2002. Ms. Rice is responsible for managing all of iStar Financial's capital-raising initiatives, financial reporting and investor relations activities, as well as overseeing all other finance, treasury and accounting functions. Prior to joining iStar Financial, Ms. Rice served as managing director in both the financial sponsors group and the real estate investment banking group of Banc of America Securities. Prior to Banc of America Securities, Ms. Rice was a managing director at Lehman Brothers, where she was responsible for the firm's West Coast real estate investment banking effort. She spent the first ten years of her career at Merrill Lynch in its real estate investment banking group. Ms. Rice has over 17 years of experience in the public and private capital markets, and has been involved in over $15 billion of capital-raising and financial advisory transactions, including public and private debt and equity offerings, mortgage financings, merger and acquisition assignments, leveraged buyouts, asset dispositions, debt restructurings and rating advisory assignments. Ms. Rice received a B.A. degree from the University of Colorado and an M.B.A from Columbia University.

        Nina B. Matis has served as our (and our predecessor's) General Counsel since 1996 and Executive Vice President since November 1999. Ms. Matis is responsible for legal, tax, structuring and regulatory aspects of iStar Financial's operations and investment and financing transactions. Ms. Matis is a partner, and a member of the executive committee, of the law firm of KMZ Rosenman, one of our principal outside law firms. From 1984 through 1987, Ms. Matis was an adjunct professor at Northwestern University School of Law where she taught real estate transactions. Ms. Matis is a director of New Plan Excel Realty Trust, Inc. and a member of the American College of Real Estate Lawyers, Ely Chapter of Lambda Alpha International, the Chicago Finance Exchange, the Urban Land Institute, REFF, the Chicago Real Estate Executive Women, The Chicago Network and The Economic Club of Chicago, and she is listed in both The Best Lawyers of America and Sterling's Who's Who. Ms. Matis received a B.A. degree, with honors, from Smith College and a J.D. degree from New York University School of Law.

        Roger M. Cozzi has served as an Executive Vice President of iStar Financial since January 2002 and is co-head of our internal Investment Committee. Prior to that, he served as Senior Vice President in our (and our predecessor's) Investments group since 1998. Mr. Cozzi is responsible for the origination of structured financing transactions, including first mortgage, mezzanine and corporate finance investments. From 1995 to 1998, Mr. Cozzi was an investment officer of Starwood Mezzanine Investors, L.P. and Starwood Opportunity Fund IV, two private investment funds that specialized in structured real estate finance and opportunistic equity investments. Prior to joining Starwood, Mr. Cozzi spent three years at Goldman, Sachs & Co. While at Goldman Sachs, he spent two years in the real estate department, where he focused on securitizing and selling investment grade and non-investment grade securities backed by pools of commercial mortgages, evaluating performing commercial mortgage loans for potential principal investment by the Whitehall funds and consulting large corporate tenants on lease alternatives. After two years in real estate, Mr. Cozzi transferred into the investment management industry group, where he worked on several merger transactions, created a conduit to lend directly to mutual funds, and helped create a vehicle to securitize 12b-1 financing fees. Mr. Cozzi graduated magna cum laude from the Wharton School with a B.S. degree in Economics (with concentrations in Finance and Entrepreneurial Management).

        Jeffrey R. Digel has served as an Executive Vice President of iStar Financial since March 2000 and is co-head of our internal Investment Committee. Prior to that, he was Senior Vice President in our Investments group since May 1998. Mr. Digel is responsible for the origination of new structured financing transactions, focusing on iStar Financial's financial institution and loan correspondent relationships. Previously, Mr. Digel was a vice president-mortgage finance at Aetna Life Insurance Company responsible for commercial mortgage securitizations, management of Aetna's mortgage correspondent network, management of a $750 million real estate equity portfolio for Aetna's pension clients and origination of new equity investments. Prior to joining Aetna, Mr. Digel was a member of Hart Advisors, responsible for the development and supervision of the portfolio, asset management and client communications functions for Hart's real estate pension advisory business. In addition, Mr. Digel is a member of the Mortgage Bankers Association and the International Council of Shopping Centers. Mr. Digel received a B.A. degree from Middlebury College and an M.M. from Northwestern University.

REPORT OF THE AUDIT COMMITTEE

        We oversee the Company's financial reporting process on behalf of the Board. All members of the Committee meet the independence requirements of the SEC and NYSE. We operate under a written charter approved by the Board, consistent with the corporate governance rules issued by the SEC and the NYSE. Our charter is available on the Company's website at http://www.istarfinancial.com.

        The Company's management is responsible for the financial reporting process and preparation of the quarterly and annual consolidated financial statements, including maintaining a system of internal controls over financial reporting and disclosure controls and procedures. We are directly responsible for the appointment, compensation, retention, oversight and termination of the Company's outside or external auditors, PricewaterhouseCoopers LLP, an independent registered public accounting firm. The independent auditors are responsible for auditing management's assessment of the effectiveness of the Company's internal controls over financial reporting and for expressing their opinion about the effectiveness of those controls, in addition to auditing the annual consolidated financial statements and expressing an opinion on the conformity of those financial statements with GAAP. The Committee reviews the performance of the Company's internal audit function and the qualifications of its audit personnel. We do not prepare financial statements or conduct audits.

        In connection with the December 31, 2004 audited consolidated financial statements, we have:

  •
  reviewed and discussed with management and the independent auditors the Company's internal controls over financial reporting, including a review of management's and the independent auditors' assessments of and reports on the effectiveness of internal controls over financial reporting and any significant deficiencies or material weaknesses;

  •
  reviewed and discussed with management and the independent auditors the Company's audited financial statements, including discussions regarding critical accounting policies, other financial accounting and reporting principles and practices appropriate for the Company, the quality of such principles and practices, and the reasonableness of significant judgments;

  •
  discussed with the independent auditors the items that are required to be discussed under applicable professional auditing standards and regulations, including discussions about the quality of the financial statements and clarity of the related disclosures; and

  •
  reviewed and considered the written disclosures in the letter received from PricewaterhouseCoopers LLP, as required by Independence Standards Board Standard No. 1, Independence Discussions with Audit Committees, including a discussion about their independence from the Company and management.

        Based on the reviews and discussions above, we recommended to the Board that the audited financial statements for 2004 be included in the Company's Annual Report on Form 10-K for the year ended December 31, 2004, which is filed with the Securities and Exchange Commission. The Board approved our recommendation.

        Submitted by the Audit Committee:

  Willis Andersen, Jr. (Chairman)
  Robin Josephs
  Jeffrey A. Weber

The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

CORPORATE GOVERNANCE MATTERS

Corporate Governance Guidelines

        Our Board has approved a set of guidelines that provide the framework for the governance of iStar Financial. The Board reviews these guidelines and other aspects of our corporate governance periodically, as necessary. Our corporate governance guidelines may be found on our website at www.istarfinancial.com.

Committee Charters

        Our Audit, Compensation and Nominating and Governance Committees have adopted charters that meet the standards established by the New York Stock Exchange. Copies of these charters are available on our website at www.istarfinancial.com.

Lead Director

        Our Board, by vote of its independent members, has designated a lead independent director ("Lead Director") whose duties include the following:

  •
  Preside at all meetings of the Board at which the Chairman is not present, including executive sessions of the independent directors.

  •
  Serve as principal liaison between the Chairman and the independent directors.

  •
  Advise the Chairman on the quality, quantity and timeliness of the information presented to the Board.

  •
  Advise the Chairman on the agendas for Board meetings.

  •
  Advise the Chairman on the schedule of meetings of the Board to assure that there is sufficient time for discussion of agenda items.

  •
  Call meetings of the independent directors, if deemed necessary or appropriate by the Lead Director.

  •
  If requested by major shareholders, be available for consultation and direct communication with major shareholders and their representatives.

  •
  Such other matters as the Board may determine from time to time.

        The Lead Director does not receive any additional compensation for his services. Willis Andersen, Jr. currently serves as our Lead Director.

Service on Other Boards

        In view of the commitment of time and effort that is required of a director of a public company, our Board has established a guideline that its directors should not serve on the boards of more than six public companies. For this purpose, we treat service on the boards of mutual funds having the same investment adviser as service on the board of one company.

Code of Conduct

        The Code of Conduct documents the principles of conduct and ethics to be followed by our directors, officers and employees. The purpose of the Code is to promote honest and ethical conduct, compliance with applicable governmental rules and regulations, full, fair, accurate, timely and understandable disclosure in periodic reports, prompt internal reporting of violations of the Code and a culture of honesty and accountability. A copy of the Code has been provided to, and signed by, each of our directors, officers and employees. Among its many features, the Code describes how employees can report any matter that may be of concern to a named Compliance Officer, any other member of our Compliance Committee, our Chief Executive Officer or the Chairman of the Audit Committee. This reporting may be done on an anonymous basis. We have also established an independent hotline service that may be used by employees who wish to report any concerns or suspected violations of our standards of conduct, policies or laws and regulations, on an anonymous basis or otherwise. A copy of our Code of Conduct may be found on our website at www.istarfinancial.com, and is included as an exhibit to our Annual Report on Form 10-K for the year ended December 31, 2004.

Audit Committee Financial Experts

        The Board has determined that each of Willis Andersen, Jr. (Chairman), Robin Josephs and Jeffrey Weber, members of our Audit Committee, meets the criteria of an audit committee financial expert, as adopted by the SEC. These directors have agreed to serve as the Company's Audit Committee financial experts.

Disclosure Committee

        We maintain a Disclosure Committee consisting of members of our executive management and senior staff. The purpose of the Committee is to oversee iStar's system of disclosure controls, assist and advise the Chief Executive Officer and Chief Financial Officer in making the required certifications in SEC reports and evaluate the Company's internal control function. The Disclosure Committee was established to bring together on a regular basis representatives from our core business lines and employees involved in the preparation of our financial statements to discuss any issues or matters of which the members are aware that should be considered for disclosure in our public SEC filings. The Disclosure Committee reports to our Chief Executive Officer and, as appropriate, to our Audit Committee. The Disclosure Committee meets quarterly and otherwise as needed. The Disclosure Committee has adopted a written charter to memorialize the Committee's purpose and procedures. A copy of the charter may be found on our website at www.istarfinancial.com.

Communications with Shareholders

        The Company provides the opportunity for shareholders to communicate with the members of the Board. The means for communicating with members of our Board may be found on our website at www.istarfinancial.com.

Shareholder Nominations for the Board

        Shareholder nominations for election to the Board should be sent to the attention of the Secretary of the Company at the address appearing on the notice accompanying this proxy statement, describing the candidate's qualifications and accompanied by the candidate's written statement of willingness and affirmative desire to serve in a manner representing the interest of all shareholders. Shareholders may also make nominations directly by following the procedure specified in the Company's Bylaws.

        Candidates proposed by shareholders will be considered using the same criteria and in the same manner utilized by the Nominating and Governance Committee of the Board in considering all candidates for election to the Board. See "Other Information—The Nominating and Governance Committee."

Modification of Long-Term Incentive Plan

        In 2004, our Board approved modifications to our Long-Term Incentive Plan explicitly prohibiting stock option repricing without prior shareholder approval and prohibiting loans to executives to cover stock option exercises. These modifications have been incorporated into the Plan document, which has been filed as an exhibit to a Current Report on Form 8-K, filed with the SEC on April 7, 2005.

EXECUTIVE COMPENSATION

Report of the Compensation Committee

        The Board has delegated to the Compensation Committee responsibility for overseeing the Company's executive compensation programs. The Compensation Committee is composed exclusively of independent directors. The three directors whose names appear at the end of this report comprise the Compensation Committee.

        The principal responsibilities of the Committee are:

  •
  To review management's recommendations and advise management and the Board on broad compensation programs and policies such as salary ranges, annual incentive bonuses and long-term incentive plans, including equity-based compensation programs.

  •
  To establish performance objectives for the Chief Executive Officer, review performance objectives established for other senior executives of the Company and evaluate the performance of such executives relative to these objectives, in connection with the Committee's overall review of executive compensation.

  •
  To make recommendations to the Board regarding the base salary, cash incentive bonus, equity-based incentive awards and other compensation for the Chief Executive Officer of the Company.

  •
  To approve base salaries, cash incentive bonuses, equity-based incentive awards and other compensation for other officers and employees of the Company with base salaries in excess of $200,000 per year (which includes all officers who are subject to Section 16(b) of the Securities Exchange Act of 1934, as amended).

  •
  To administer the Company's Long Term Incentive Plan (the "LTIP") and HPU programs.

  •
  To retain and oversee third party consultants to assist with the Committee's activities, from time to time.

  •
  To oversee the Company's performance evaluation practices and procedures.

  •
  To perform such other duties and responsibilities pertaining to compensation matters as may be assigned to the Committee by the Board or the Chairman of the Board.

What procedures does the Committee follow?

        The Compensation Committee typically meets at the beginning of each year to consider compensation for the Chief Executive Officer and the other executives whose compensation is subject to Committee approval, and to consider senior management's recommendations for base salary adjustments for the upcoming year and incentive bonuses and equity awards in respect of the preceding year for officers and other eligible employees. The Committee also meets periodically during the year to evaluate the performance of management relative to objectives and to perform our other functions. When deemed appropriate, from time to time the Committee retains third party consultants to assist the Committee in the performance of its responsibilities. As more fully described below, the compensation of the Chief Executive Officer, the President and the Chief Financial Officer has been established under employment agreements entered into with these executives.

What is our general compensation philosophy?

        The Company's investment strategy targets specific sectors of the real estate credit and commercial finance markets in which we believe we can deliver value-added, flexible financial solutions to our customers, thereby differentiating our financial products from those offered by other capital providers. In the Committee's view, the Company's success depends on the talent, skills and commitment of the Company's employees, and in particular its senior executives, in providing the services necessary to implement this strategy. The Company's compensation practices and programs are intended to achieve the following objectives:

  •
  To attract, retain, motivate and reward key employees to drive achievement of the Company's current and long-term strategic, business and financial goals in the creation of shareholder value.

  •
  To provide an appropriate mix of current compensation and long-term rewards, which is properly balanced between salary and performance-based pay and includes cash, equity compensation and other benefits.

  •
  To align shareholder interests and employee rewards.

  •
  To establish appropriate incentives for management and employees that are consistent with the Company's culture and values.

        In accordance with these objectives, a significant part of executive compensation is subject to the overall performance of the Company and the total return generated for the Company's shareholders. We believe that this approach best enables us to achieve our objectives and satisfy the interests of our shareholders.

        One primary performance measure that we use is the total rate of return to our shareholders, which we define as dividends paid (assuming reinvestment) plus appreciation in the price of our common stock. This is the performance measure that determines the value of our HPU programs and, in some cases, the restricted shares awarded to senior executives. In addition, total shareholder return is one of the performance measures used in determining the annual bonus to be awarded to our Chief Executive Officer. The following chart shows the total rate of return for the Company from December 31, 1999 through December 31, 2004 as compared to several key indices that we consider relevant benchmarks.

How do we compensate our Chief Executive Officer?

New Employment Agreement Effective March 31, 2004

        The Company entered into a new employment agreement with Jay Sugarman, our Chief Executive Officer, effective March 31, 2004. This agreement was the result of discussions and negotiations that began in 2003 when the full Board of Directors (other than Mr. Sugarman) unanimously authorized the Committee to seek to retain Mr. Sugarman's services by negotiating a new employment agreement to replace a prior agreement entered into in March 2001, which expired March 30, 2004 and is described below. The Board believed that Mr. Sugarman's performance and the excellent results that the Company and our shareholders achieved during his tenure merited a new employment agreement. The Board further believed that the Company and its shareholders would be adversely impacted by the loss of Mr. Sugarman's services.

        The Committee retained the services of Pearl Meyer & Partners, independent executive compensation consultants, to assist the Committee with: (1) gathering information about chief executive compensation and the relationship between compensation and performance at peer companies; (2) analyzing the information gathered about the peer companies; (3) considering the reasonableness of the level and form of compensation proposed for Mr. Sugarman; and (4) advising the Committee and the Board during the negotiations and review of the new employment arrangement.

        Under the new three year employment agreement in effect as of March 31, 2004, the material terms of Mr. Sugarman's compensation are as follows:

  •
  An annual salary of $1.0 million.

  •
  A potential annual cash incentive award of up to $5.0 million if performance goals set by the Committee in consultation with Mr. Sugarman are met. Performance goals will be set with respect to financial performance, shareholder return and areas such as succession planning, investor and employee relations and strategic objectives.

  •
  A one-time award of common stock with a value of $10.0 million at the time of issuance (236,167 shares). The award was fully vested when granted and dividends will be paid on the shares from the date of grant, but the shares cannot be sold for five years (or upon a Change of Control, if earlier) unless the price of our common stock during the 12 months ending March 31 of each year increases by at least 15%, in which case the sale restrictions on 25% of the shares awarded will lapse with respect to each 12-month period. Mr. Sugarman notified the Company that subsequent to this award he contributed an equivalent number of shares to a newly-established charitable foundation.

        In considering the compensation terms of Mr. Sugarman's new employment agreement, the Committee reviewed information and analyses of 18 peer companies. The peer companies were selected to reflect the diversified nature of the company's business and included companies in the financial services, real estate, mortgage lending and insurance industries. The Company's equity market capitalization of over $4.0 billion at that time was slightly higher than the median of the market capitalization of the peer companies. The peer company information was obtained from publicly available reports filed by the peer companies with the SEC. The most recent peer company compensation data that was available at the time of analysis was for the 2002 fiscal year.

        In comparing the Company's performance to that of the peer companies, our independent consultants noted the following:

  •
  During the one, three and five years ended December 31, 2002, the Company's revenue growth placed it in the 66th, 91st and 100th percentiles, respectively (meaning we outperformed 66%, 91% and 100% of the peer companies, respectively, during those periods).

  •
  The Company's revenue growth for the five years ended December 31, 2002 exceeded 200%, while the revenues of the next highest performing peer grew 45% over the same period.

  •
  During the one, three and five years ended December 31, 2002, the Company experienced exceptional growth in earnings before interest, taxes, depreciation and amortization, or "EBITDA," with rankings in the 61st, 75th and 100th percentiles, respectively.

  •
  The Company's EBITDA growth for the five years ended December 31, 2002 was 219%, while the EBITDA of the next highest performing peer grew 54% for the same period.

  •
  The Company's growth in net income as determined in accordance with GAAP during the one, three and five years ended December 31, 2002 placed it in the 19th, 100th and 100th percentiles, respectively.

  •
  The Company's net income growth for the five years ended December 31, 2002 was 622%, while the net income of the next highest performing peer grew 31% for the same period.

  •
  The total and annualized shareholder returns (reflecting increases in stock price and dividends paid) for the Company's shareholders during the one, three and six years ended December 31, 2002 placed the Company in the 56th, 100th and 64th percentiles, respectively (note that the consultant used a six year rather than five year measurement period for this metric in order to include an additional year before the Company acquired TriNet Corporate Realty Trust, Inc. in November 1999).

        The consulting firm compared the maximum compensation that could be paid to Mr. Sugarman during 2004 through 2007 under the new employment agreement with the compensation actually received by the peer group chief executive officers in 2002. At the outset, the consulting firm noted that, since the analysis compares Mr. Sugarman's maximum potential future compensation with compensation actually paid to the peer chief executives in 2002, the comparison likely overstates Mr. Sugarman's rank relative to the other peer chief executives. Based upon this analysis, Mr. Sugarman's annualized potential maximum compensation for 2004 - 2007 ranks in the 68th percentile when compared to the compensation actually paid to the peer group executives in 2002, although Mr. Sugarman's potential cash incentive bonus was at the higher end of the amounts paid to the peer executives in 2002.

        The Board considered it very important for the Company to continue to benefit from Mr. Sugarman's leadership. Having carefully reviewed and considered the report of the independent consultants, including the consultants' opinion that the level of compensation to be paid to Mr. Sugarman was reasonable and appropriate in light of Mr. Sugarman's tenure, personal achievement and contributions to the Company, as well as the Company's superior financial results and shareholder value created under his leadership, the Board (excluding Mr. Sugarman) unanimously approved the new employment agreement with Mr. Sugarman.

        The Compensation Committee approved a bonus award of $5.0 million for Mr. Sugarman's performance during the first year of the term of the new employment agreement. In determining that Mr. Sugarman should receive this bonus, the Committee considered that:

  •
  The Company's total returns for the 2004 fiscal year for the Company's shareholders exceeded 20% for the fifth consecutive year, which substantially exceeded total returns for the Russell 1000 Financial Services Index and the S&P 500 Index;

  •
  The Company's total revenues, total assets, and equity market capitalization increased by 21%, 8%, and 21% respectively for fiscal year ended December 2004;

  •
  The Company increased its common stock dividend by 5% over the dividend rate for 2003. The Company has increased its dividend rate by approximately 50% for the five-year period ended in fiscal year 2004;

  •
  In fiscal year 2004, the Company's unsecured corporate credit rating was upgraded to "investment grade" by both Moody's Investors Service and Standard & Poors, which has improved the pricing at which the Company can borrow funds, increased the speed and efficiency with which the Company can borrow funds through the issuance of debt securities, and enabled the Company to protect information regarding its investments that the Company considers to be proprietary;

  •
  Mr. Sugarman laid the groundwork for several important strategic initiatives, including several Company-branded investment platforms designed to enable the Company to expand its asset base and penetrate markets where the Company can offer customers custom-tailored financing and service at attractive risk-adjusted returns. Examples of these initiatives include (1) the creation of the Company's AutoStar platform for the automotive dealer market, which has been expanded by the Company's acquisition of Falcon Financial Investment Trust, (2) the Company's acquisition of a substantial minority investment in Oak Hill Advisors, a respected corporate credit investment and asset management firm, and (3) the Company's role as the lead investor in the acquisition financing for the acquisition of LNR Property Corporation by Cerberus Capital; and

  •
  Mr. Sugarman expanded his executive management team with the hiring of Jay S. Nydick as the Company's president, as a result of which Mr. Sugarman has been able to devote more time to planning the Company's strategic future.

        In addition, in February 2004, Mr. Sugarman purchased an 80% interest in the 2006 Plan established under our Executive and Director HPU program described in detail above under "PROPOSAL 2: APPROVAL OF AN EXPANSION OF THE iSTAR FINANCIAL INC. EXECUTIVE AND DIRECTOR HIGH PERFORMANCE UNIT PROGRAM" in this proxy statement. The purchase price of $286,080 paid by Mr. Sugarman was established by the Board's Compensation Committee based upon, among other things, a valuation prepared by an independent investment banking firm. The interests purchased by Mr. Sugarman will have no value to him unless the Company achieves total shareholder returns in excess of those achieved by peer group indices, as more fully described elsewhere in this proxy statement.

Employment Agreement In Effect Through March 30, 2004

        During the first quarter of 2004, the compensation of Mr. Sugarman was determined pursuant to an employment agreement entered into in March 2001, a copy of which has been publicly filed with the Securities and Exchange Commission. The agreement expired on March 30, 2004, at which time it was replaced by a new employment agreement described above. Under the March 2001 agreement, Mr. Sugarman received compensation consisting of: (1) annual salary of $1.0 million; (2) an annual cash bonus, targeted to be an amount equal to Mr. Sugarman's base salary if the Company achieved certain performance targets set by the Compensation Committee in consultation with Mr. Sugarman (which bonus was reduced by the amount of any dividends paid to Mr. Sugarman in respect of the phantom units awarded to Mr. Sugarman that became vested); and (3) long-term incentive compensation in the form of 2.0 million unvested phantom units, each of which notionally represented one share of the Company's common stock. In accordance with the provisions of the March 2001 agreement, the phantom units vested on a contingent basis when the average closing price of the Company's common stock achieved certain levels (ranging from $25.00 to $37.00 per share) for 60 trading days. All 2.0 million phantom units were contingently vested as of December 31, 2003 and became fully vested on March 30, 2004. The Company delivered to Mr. Sugarman 728,552 shares of common stock under the LTIP to settle the vesting of the units. In addition, the Company retained approximately $53.9 million in cash that would otherwise have been delivered to Mr. Sugarman and used the funds to cover Mr. Sugarman's tax withholding obligations and the exercise price payable by Mr. Sugarman to exercise employee stock options to acquire 500,000 shares of the Company's common stock, which he continues to hold.

How do we compensate our executives, other than the Chief Executive Officer?

Other Executives' Employment Agreements

        We have entered into employment agreements with Jay S. Nydick, our President, and Catherine D. Rice, our Chief Financial Officer. The provisions of those agreements, including compensation, are described below under "EXECUTIVE COMPENSATION—Employment Agreements."

Compensation Policies and Programs

        Salaries.    Our policy is to set salaries at levels we believe will attract, retain and motivate highly-competent individuals. In establishing base salary levels for the Company's key executives, we consider the executive's position and responsibility, experience, length of service with the Company, and overall performance, as well as the compensation practices of other companies in the markets where the Company competes for executive talent.

        Bonuses.    We also award bonuses to executive officers and other employees based upon: (1) overall Company performance; (2) business segment or departmental performance; (3) individual performance; and (4) other factors we determine to be appropriate. Bonuses typically consist of a cash component and an equity component. The equity component for 2004 bonuses was comprised of High Performance Unit awards or restricted shares.

        Restricted Share Awards and Options.    During 2004, the Company granted a total of 36,205 shares of restricted stock to our employees, of which 34,280 remain outstanding. Typically, restricted shares vest in equal annual installments over three years and dividends are paid on the restricted shares once they have vested, as and when dividends are paid on shares of the Company's common stock. During 2004, no stock options were awarded to employees. The LTIP limits the total number of shares reserved and available to be granted as options and other equity-based awards to no more than 9.00% of the Company's total outstanding shares of common stock, on a fully diluted basis. As of December 31, 2004, approximately 914,000 shares remain available for new awards under the LTIP.

        High Performance Units.    As described more fully elsewhere in this proxy statement, in May 2002, the Company's shareholders approved the Company's High Performance Unit Program for employees other than our Chief Executive Officer and our President. The HPU program is a performance-based employee compensation plan that only has material value to the participants if the Company provides superior returns to its shareholders. There are currently seven active plans within the HPU program: the 2002 plan, the 2003 plan, the 2004 plan, the 2005 plan, the 2006 plan, the 2007 plan and the 2008 plan. Each plan has 5,000 shares of high performance common stock associated with it. Employee participants must purchase interests in the program with their own funds. Employee participants will receive cash distributions in the nature of common stock dividends if the total rate of return on the Company's common stock (share price appreciation plus dividends) exceeds certain performance levels. The Company's performance is measured over a three-year valuation period (except in the case of the 2002 and 2003 plans which were measured over one and two years, respectively). The end of the valuation period (i.e., the "valuation date") will be accelerated if there is a change in control of the Company. The high performance common stock has a nominal value unless the total rate of shareholder return for the relevant valuation period exceeds the greater of: (1) 10.00% or 20.00%, for the 2002 plan and the 2003 plan, respectively, and 30.00% for the other plans; and (2) a weighted industry index total rate of return consisting of equal weightings of the Russell 1000 Financial Index and the Morgan Stanley REIT Index for the relevant period.

        The employee participants have purchased their interests in high performance common stock through a limited liability company at purchase prices approved by the Board's Compensation Committee. The Compensation Committee has established the prices of the high performance common stock based upon, among other things, an independent valuation from a major investment banking firm. The aggregate initial purchase prices for the 2002, 2003 and 2004 plans were set in June 2002 and were approximately $2.8 million, $1.8 million and $1.4 million, respectively. The aggregate initial purchase price for the 2005 plan was set in January 2003 at $0.6 million, the aggregate initial purchase price for the 2006 plan was set in January 2004 at $0.6 million, and the aggregate initial purchase price for the 2007 plan was set in January 2005 at $0.6 million. No employee is permitted to exchange his or her interest in the limited liability company for shares of high performance common stock prior to the applicable valuation date. The additional equity from the issuance of the high performance common stock is recorded as a separate class of stock and disclosed within shareholders' equity. Future distributions, if any, will be deducted from net income available for common shareholders.

        Our total shareholder return for the valuation period under the 2002 plan was 21.94%, which exceeded both the fixed performance threshold of 10.00% and the industry index return of (5.83)%. As a result of this superior performance, the participants in the 2002 plan are entitled to receive aggregate distributions equivalent to the amount of cash dividends and other distributions payable on 819,254 shares of our common stock, as and when such dividends and other distributions are paid.

        Our total shareholder return for the valuation period under the 2003 plan was 78.29%, which exceeded both the fixed performance threshold of 20.00% and the industry index return of 24.66%. The participants in the 2003 plan are entitled to receive aggregate distributions equivalent to the amount of cash dividends and other distributions payable on 987,149 shares of our common stock, as and when such dividends and other distributions are paid.

        Our total shareholder return for the valuation period under the 2004 plan was 115.47%, which exceeded both the fixed performance threshold of 30.00% and the industry index return of 55.05%. The participants in the 2004 plan are entitled to receive aggregate distributions equivalent to the amount of cash dividends and other distributions payable on 1,031,875 shares of our common stock, as and when such dividends and other distributions are paid.

        The valuation dates for the other HPU plans have not yet occurred.

        Executive and Director High Performance Unit Program.    As described elsewhere in this proxy statement under "PROPOSAL 2: APPROVAL OF AN EXPANSION OF THE iSTAR FINANCIAL INC. EXECUTIVE AND DIRECTOR HIGH PERFORMANCE UNIT PROGRAM," in June 2003, the Company's shareholders approved the Company's Executive and Director High Performance Unit Program, which is modeled after the regular employee High Performance Unit Program described in the preceding paragraphs. To date, interests have been purchased under this program in the 2005 plan, the 2006 plan and (subject to shareholder approval) the 2007 plan. Mr. Nydick has the opportunity to purchase interests in the 2008 plan and 2009 plan, subject to shareholder approval of those plans.

        Other Benefits.    Employee compensation also includes various benefits, such as health insurance plans and profit sharing and retirement plans in which substantially all of the Company's employees participate. At the present time, we provide health, life and disability insurance plans and a 401(k) plan, standard paid time off benefits and other standard employee benefits.

How do we compensate non-employee directors?

        The Company pays non-employee directors an annual retainer of $50,000, paid in quarterly installments of $12,500. In addition, non-employee directors receive $2,000 for attendance at full Board meetings. Committee chairpersons receive $2,250 for attendance at committee meetings and other committee members receive $1,500 per committee meeting. Each non-employee director also receives an annual grant of 2,500 Common Stock Equivalents at the time of the annual shareholders meeting. The Common Stock Equivalents generally vest at the time of the next subsequent annual shareholders meeting, although vesting is accelerated in limited circumstances. An amount equal to the dividends paid on 2,500 shares of iStar common stock is paid on the Common Stock Equivalents from the date of grant, as and when dividends are paid on the common stock. Under the Non-Employee Directors' Deferral Plan approved by shareholders in 2004, directors have the opportunity to defer the receipt of some or all of their compensation in accordance with the provisions of the plan.

Submitted by the Compensation Committee:

  Robin Josephs (Chairperson)
  John G. McDonald
  Jeffrey A. Weber

        The above report will not be deemed to be incorporated by reference into any filing by us under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that we specifically incorporate the same by reference.

Executive Compensation Summary Table

        The following table sets forth the compensation awarded, earned by, or paid to Jay Sugarman, our Chief Executive Officer, and our four other most highly-compensated officers during the fiscal year ended December 31, 2004 and the two preceding years.

		Annual Compensation			Long-Term Compensation
Name and Principal Position	Year	Salary ($)	Bonus ($)	Other Annual Compensation(1)	Restricted Stock Awards($)	Securities Underlying Options/SARs	LTIP Payouts	All Other Compensation($)
Jay Sugarman Chairman and Chief Executive Officer(2)	2004 2003 2002	1,000,000 1,000,000 1,000,000	5,000,000 0 0	19,852 4,392,033 2,129,560	10,000,000 0 0	0 0 0	0 84,799,994 0	0 0 0
Timothy J. O'Connor Executive Vice President and Chief Operating Officer	2004 2003 2002	225,000 224,813 220,500	400,000 350,000 350,000	11,435 10,731 10,276	0 0 0	0 0 0	0 0 0	0 0 0
Jeffrey R. Digel Executive Vice President	2004 2003 2002	225,000 224,375 210,000	350,000 350,000 350,000	11,185 10,610 10,155	0 0 0	0 0 0	0 0 0	0 0 0
Roger M. Cozzi Executive Vice President	2004 2003 2002	225,000 223,958 200,000	350,000 350,000 350,000	11,140 10,200 7,438	0 0 0	0 0 0	0 0 0	0 0 0
Catherine D. Rice Chief Financial Officer(3)	2004 2003 2002	225,000 225,000 34,904	400,000 325,000 0	11,435 28,876 160	0 0 5,912,044	0 0 0	0 0 0	0 0 0

(1)
Includes the Company's matching contributions to the named officer's account in our Savings and Retirement Plan ("401(k) Plan"), additional compensation attributable to certain life insurance and disability insurance premiums and compensation for accrued and unused sick time, in accordance with our general policy for all employees. In addition, Mr. Sugarman's Other Annual Compensation for 2003 and 2002 includes dividend equivalents paid in respect of the 2.0 million phantom units awarded to him pursuant to a prior employment agreement dated March 31, 2001, which expired March 30, 2004, as further described in footnote 2 below. Mr. Sugarman was entitled to receive dividend equivalents on phantom units that were contingently vested or fully vested. These dividend equivalents were paid in the same amount and at the same time as dividends were paid on equivalent amounts of the Company's common stock.

(2)
Pursuant to an employment agreement effective as of March 31, 2004, Mr. Sugarman receives annual salary of $1.0 million, an annual cash incentive award which for 2004 was $5.0 million based on his performance and a one-time award of common stock with a value of $10.0 million at the time of issuance (236,167 shares), which is vested but subject to restrictions on transfer. 2003 LTIP payout reflects the dollar value on the payment date of the settlement of an award of performance-based phantom units made pursuant to a prior employment agreement dated March 31, 2001. All of these units contingently vested as of December 31, 2003, as certain performance targets for the price of the Company's common stock were satisfied, and became fully vested on March 30, 2004, at which time they were settled by the Company through the delivery of 728,552 shares of common stock under the LTIP. In addition, the Company retained $53.9 million in cash that would otherwise have been delivered to Mr. Sugarman and used the funds to cover Mr. Sugarman's tax withholding obligations and the exercise price payable by Mr. Sugarman to exercise employee stock options to acquire 500,000 shares of the Company's common stock that he continues to hold.

(3)
On November 1, 2002, the Company entered into a three-year employment agreement with Ms. Rice under which she receives an annual salary of $225,000. The salary shown above for 2002 reflects amounts paid from the commencement of that agreement to December 31, 2002. The Company also granted Ms. Rice 208,980 contingently vested restricted shares. Of these shares, 100,000 became vested on January 31, 2004 based upon the Company's achievement of certain shareholder return targets, and 108,980 will become vested on December 31, 2005 if Ms. Rice's employment with the Company has not terminated before such date. The value of Ms. Rice's restricted shares award shown in the table was determined by multiplying the 208,980 restricted shares by the $28.29, the closing price of our common stock on the date of the award. The award had a value of $9.5 million at December 31, 2004. Dividends are paid on the restricted shares in the same amounts and at the same times as dividends are paid on shares of the Company's common stock. Ms. Rice received $304,054, $288,797 and $68,657 in dividends on the restricted shares during the fiscal years ended December 31, 2004, 2003 and 2002, respectively.

Equity Compensation Plan Information

Plan category	(a) Number of securities to be issued upon exercise of outstanding options, warrants and rights	(b) Weighted-average exercise price of outstanding options, warrants and rights	(c) Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a))
Equity compensation plans approved by security holders—stock options(1)	1,320,611	$17.99	913,675
Equity compensation plans approved by security holders—restricted stock awards(2)	411,061	N/A	N/A
Equity compensation plans approved by security holders—high performance units(3)	—	N/A	N/A
Equity compensation plans not approved by security holders	—	—	—

Total	1,731,672	$17.99	913,675

Explanatory Notes:

(1)
Stock Options—As more fully discussed in Note 10 to the Company's Consolidated Financial Statements, included in the Annual Report on Form 10-K for the year ended December 31, 2000, incorporated herein by reference, there were approximately 1.3 million stock options outstanding as of December 31, 2004. These 1.3 million options, together with their weighted-average exercise price, have been included in columns (a) and (b), above. The 913,675 figure in column (c) represents the aggregate amount of stock options or restricted stock awards that could be granted under compensation plans approved by the Company's security holders after giving effect to previously issued awards of stock options, shares of restricted stock and other performance awards (see Note 10 to the Company's Consolidated Financial Statements, included in the Annual Report on Form 10-K for the year ended December 31, 2000, incorporated herein by reference for a more detailed description of the Company's Long-Term Incentive Plan).

(2)
Restricted Stock—As of December 31, 2004, the Company has issued 1,206,397 shares of restricted stock. The restrictions on 411,061 of such shares primarily relate to the passage of time for vesting periods which have not lapsed, and are thus not included in the Company's outstanding share balance. These shares have been included in column (a), above.

(3)
High Performance Unit Program—In May 2002, the Company's shareholders approved the iStar Financial High Performance Unit Program. The Program is more fully described elsewhere in this proxy statement and in Note 10 to the Company's Consolidated Financial Statements, included in the Annual Report on Form 10-K for the year ended December 31, 2000, incorporated herein by reference. The program entitles the employee participants to receive distributions in the nature of common stock dividends if the total rate of return on the Company's Common Stock exceeds certain performance levels. The first, second and third tranches of the program were completed on December 31, 2002, 2003 and 2004, respectively. As a result of the Company's superior performance during the valuation period for all three tranches, the program participants are entitled to share in distributions equivalent to dividends payable on 819,254 shares, 987,149 shares and 1,031,875 shares of the Company's Common Stock, in the aggregate, as and when such dividends are paid by the Company for the 2002, 2003 and 2004 plan, respectively. Such dividend payments for the first tranche began with the first quarter 2003 dividend, for the second tranche began with the first quarter dividend 2004 and those for the third tranche will begin with the first quarter 2005 dividend and will reduce net income allocable to common stockholders when paid. No shares of the Company's Common Stock will be issued in connection with this program and thus no effect has been reflected in the above table.

Aggregate Option Exercises in 2004 and Fiscal Year-End Option Values

        The following table presents information for the named officers relating to stock option exercises during 2004 and the value of unexercised stock options at the end of the year.

Name	Shares Acquired On Exercise (#)	Value Realized ($)(1)	Number Of Securities Underlying Unexercised Options At Fiscal Year End (#) Exercisable / Unexercisable		Value Of Unexercised In-The- Money Options At Fiscal Year End ($) Exercisable / Unexercisable(2)
Jay Sugarman	750,000	$16,909,375	671,444 / 0		$19,787,567 / 0
Timothy J. O'Connor	133,333	$2,830,156	0 / 0		0 / 0
Jeffrey R. Digel	33,333	$745,037	0 / 0		0 / 0
Roger M. Cozzi	38,500	$796,148	0 / 1	0,333	0 / $	315,570
Catherine D. Rice	0	0	0 / 0		0 / 0

(1)
Based on market value of underlying securities at exercise, minus the option exercise price.

(2)
Based on market value of underlying securities on December 31, 2004, minus the option exercise price.

Stock Option/SAR Grants in 2004

        No stock options or stock appreciation rights were awarded during 2004.

High Performance Unit Purchases in 2004

        In 2004, the named officers purchased interests in the Company's 2006 HPU Plan in the following amounts: Mr. O'Connor 7.0%, Mr. Digel 7.0%, Mr. Cozzi 7.0% and Ms. Rice 12.5%. As required, the purchases were made at fair market value established by the Board's Compensation Committee based upon, among other things, a valuation prepared by an independent investment banking firm. The aggregate purchase price paid for interests in the 2006 HPU Plan was $0.7 million.

Compensation Committee Interlocks and Insider Participation

        The members of the Compensation Committee are Ms. Josephs (Chairperson), John G. McDonald and Jeffrey A. Weber. No member of the Compensation Committee is or was formerly an officer or an employee of the Company. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of the Company's Board, nor has such interlocking relationship existed in the past.

Section 16(a) Beneficial Ownership Reporting Compliance

        Section 16(a) of the Securities Exchange Act of 1934, as amended, requires our directors, executive officers and persons who own more than 10.00% of a registered class of our equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other of our equity securities. Directors, officers and greater than 10.00% shareholders are required to furnish us with copies of all Section 16(a) forms they file.

        To our knowledge, based solely on a review of the copies of such reports furnished to us, during the fiscal year ended December 31, 2004, all Section 16(a) filing requirements applicable to our directors, officers and greater than 10.00% beneficial owners were met.

Directors' Compensation

        Mr. Sugarman does not receive any compensation from us for his services as a director. The compensation paid to our non-employee directors is described elsewhere in this proxy statement in the Report of the Compensation Committee.

        The Company and each of our directors and executive officers have entered into indemnification agreements. The indemnification agreements provide that we will indemnify the directors and the executive officers to the fullest extent permitted by our Amended and Restated Charter and Maryland law against certain liabilities (including settlements) and expenses actually and reasonably incurred by them in connection with any threatened or pending legal action, proceeding or investigation to which any of them is, or is threatened to be, made a party by reason of their status as our director, officer or agent, or by reason of their serving as a director, officer or agent of another company at our request. We will not indemnify the directors and executive officers if it is established that: (1) the act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or the result of active and deliberate dishonesty; (2) the director or officer actually received an improper personal benefit; or (3) in the case of a criminal proceeding, the director or officer had reasonable cause to believe the act or omission was unlawful. In addition, we will not indemnify the directors and executive officers for a proceeding brought by a director or officer against us, except to enforce indemnification. If an amendment to the Amended and Restated Charter or Maryland law with respect to removal of limitations on indemnification is approved, the indemnification agreements will be amended accordingly. We are not required to indemnify any director or executive officer for liabilities: (1) for which he or she has already been unconditionally reimbursed from other sources; or (2) resulting from an accounting of profits under Section 16(b) of the Securities Exchange Act of 1934. In addition, we have obtained director and officer insurance for our directors and executive officers.

Employment Agreements

        As discussed in the Report of the Compensation Committee, we entered into a new three-year employment agreement with Jay Sugarman, our Chairman of the Board and Chief Executive Officer, effective March 31, 2004. In addition to the compensation provisions described in the Report of Compensation Committee, the agreement also provides that if Mr. Sugarman's employment is terminated without cause or if he resigns within 90 days after the first anniversary of a change of control, we will pay him a lump sum of $2.0 million. If Mr. Sugarman resigns for good reason, we will pay him a lump sum of $5.0 million.

        We have agreed to pay Mr. Sugarman amounts necessary to cover the excise tax obligations, if any, resulting from a change of control. In addition, during the term of Mr. Sugarman's agreement, we have agreed to nominate him to serve as our Chairman of the Board and Chief Executive Officer. Mr. Sugarman has agreed that, during the term of his employment and for 12 months (or 24 months under certain circumstances) thereafter, he will not engage in a business that directly and materially competes with us, and he will not solicit any of our borrowers, lenders or employees.

        In November 2002, we entered into a three-year employment agreement with Catherine D. Rice, our Chief Financial Officer, under which she receives an annual salary of $225,000 and an annual incentive bonus award targeted at $325,000. Pursuant to the employment agreement, in November 2002, the Company also granted Ms. Rice 208,980 contingently vested restricted shares. Of these shares, 100,000 became vested on January 31, 2004 based upon the Company's achievement of certain shareholder return targets and the remaining 108,980 shares will become vested on December 31, 2005 if Ms. Rice's employment with the Company has not terminated before such date. In addition, the agreement provides that if Ms. Rice's employment is terminated without cause or if she resigns for good reason, we will continue to pay her base salary and benefits, including medical insurance coverage, for one year following the date of her termination. In addition, the vesting of 108,980 restricted shares awarded to Ms. Rice, which are not yet vested, will accelerate if her employment is terminated by us without cause, or if she terminates her employment for good reason, or upon the occurrence of a change of control event. We have agreed to pay Ms. Rice amounts necessary to cover the excise tax obligations attributable to the vesting of 108,980 restricted shares, if any, resulting from a change of control. Ms. Rice will be subject to a one-year non-compete clause following the term of her employment, unless she has been terminated without cause or has resigned for good reason.

        In November 2004, Jay S. Nydick was appointed as President of the Company and entered into a three year employment agreement with the Company. The initial three year term, and any subsequent one-year renewal term, will automatically be extended for an additional year, unless earlier terminated by prior notice from the Company or Mr. Nydick. Mr. Nydick will receive a base salary of $350,000 per year and will be eligible to receive an annual cash incentive award, based upon his performance, in respect of each fiscal year of the Company that ends during his term, beginning with the fiscal year ending December 31, 2005. His annual bonus target is $650,000, subject to annual review and adjustment. For 2004, Mr. Nydick received a prorated bonus. Mr. Nydick is eligible to purchase interests in the Company's High Performance Unit Program and to participate in certain of the Company's strategic business initiatives upon the achievement of specified performance thresholds.

Performance Graph

        The following graph compares the total cumulative shareholder returns on our common stock from December 31, 1999 to December 31, 2004 to that of: (1) the Russell 1000 Financial Services Index (the "Russell Index"), a capitalization-weighted index of 1,000 companies that provide financial services; and (2) the Standard & Poor's 500 Index (the "S&P 500").

Accounting Fees and Services

        Fees paid to PricewaterhouseCoopers LLP, our independent auditors, during the last two fiscal years were as follows:

        Audit Fees: The aggregate fees in the fiscal years ending December 31, 2004 and December 31, 2003 for professional services rendered by PricewaterhouseCoopers LLP in connection with its audit of the Company's consolidated financial statements and the separate financial reporting for the Company's leasing subsidiary and its limited reviews of the unaudited consolidated interim financial statements for each of these entities, were approximately $1,445,345 (including $413,090 in 2004 related to Section 404 internal control assessment under the Sarbanes-Oxley Act of 2002) and $991,938, respectively. In each of these years, these services included the issuance of consents and comfort letters for filings initiated by the Company (e.g., a shelf registration and related debt offering), the issuance of mortgage servicing compliance reports, audits of wholly-owned consolidated secured financing subsidiaries, and the Company's pro rata portion of fees for audits of unconsolidated joint ventures.

        Audit-Related Fees: The aggregate fees in the fiscal years ending December 31, 2004 and December 31, 2003 for assurance and related services rendered by PricewaterhouseCoopers LLP that are reasonably related to the performance of the audit or review of the Company's and the Company's leasing subsidiary's financial statements and are not disclosed under "Audit Fees" above, were approximately $358,610 (including $331,600 in 2004 related to Section 404 internal control readiness assistance) and $600,100, respectively. These audit-related fees include fees related to the Company's employee benefit audit and, in 2003, other due diligence related items not required by any regulation.

        Tax Fees: The aggregate fees in the fiscal years ending December 31, 2004 and December 31, 2003 for professional services rendered by PricewaterhouseCoopers LLP for tax compliance, tax advice and tax planning were approximately $529,800 and $827,400, respectively. These services included income tax compliance and related tax services.

        All Other Fees: The aggregate fees in the fiscal years ending December 31, 2004 and December 31, 2003 for all other professional services rendered by PricewaterhouseCoopers LLP (including financial information systems design and implementation services) were approximately $4,128 and $0, respectively.

        Our Audit Committee is responsible for retaining and terminating our independent auditors (subject, if applicable, to shareholder ratification) and for approving the performance of any non-audit services by the independent auditors. In addition, the Audit Committee is responsible for reviewing and evaluating the qualifications, performance and independence of the lead partner of the independent auditors and for presenting its conclusions with respect to the independent auditors to the full Board.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

        The following table sets forth certain information available to us as of April 25, 2005 with respect to any common stock owned by our continuing directors and executive officers, and any individual or group of shareholders known to be the beneficial owner of more than 5.00% of the issued and outstanding common stock. This table reflects options that are exercisable within 60 days of the date of this proxy statement and common stock equivalents awarded to non-employee directors under the iStar Financial Inc. Non-Employee Directors Deferral Plan. There are no other of our directors, nominees for director or executive officers who beneficially own common stock.

Name and Address of Beneficial Owner(1)	Common Stock Beneficially Owned		% of Basic Common Stock Outstanding
Jay Sugarman(2)	3,582,431	(3)	3.18%
Willis Andersen, Jr.(2)	30,876	(4)	*
Robert W. Holman, Jr.(2)	390,032	(5)	*
Robin Josephs(2)	44,467	(6)	*
John G. McDonald(2)	71,203	(7)	*
Jay S. Nydick(2)	0		*
George R. Puskar(2)	35,200	(8)	*
Catherine D. Rice(2)	108,660		*
Jeffrey A. Weber(2)	5,000	(9)	*
Wellington Management Company, LLP(10)	8,200,772		7.29%
Capital Research and Management Company(11)	14,106,000		12.54%
All executive officers, directors and nominees for director as a group (9 persons)	4,267,869		3.79%

*
Less than 1.00%.
(1)
Except as otherwise indicated and subject to applicable community property laws and similar statutes, the person listed as the beneficial owner of shares has sole voting power and dispositive power with respect to the shares.
(2)
iStar Financial Inc., 1114 Avenue of the Americas, 27th Floor, New York, NY 10036.
(3)
Includes 671,444 shares of common stock subject to options that are exercisable by Mr. Sugarman within 60 days
(4)
Includes 10,000 shares of common stock subject to options that are exercisable by Mr. Andersen within 60 days. Also includes 5,163 common stock equivalents held by Mr. Andersen under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.
(5)
Includes 30,000 shares of common stock subject to options that are exercisable by Mr. Holman within 60 days. Also includes 5,000 common stock equivalents held by Mr. Holman under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.
(6)
Includes 19,994 shares of common stock subject to options that are exercisable by Ms. Josephs within 60 days. Also includes 5,000 common stock equivalents held by Ms. Josephs under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days. Also includes 183 shares of common stock owned by Ms. Josephs' spouse.
(7)
Includes 43,800 shares of common stock subject to options that are exercisable by Mr. McDonald within 60 days. Also includes 5,403 common stock equivalents held by Mr. McDonald under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.
(8)
Includes 5,000 common stock equivalents held by Mr. Puskar under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.
(9)
Includes 5,000 common stock equivalents held by Mr. Weber under the iStar Financial Inc. Non-Employee Directors Deferral Plan, which are or will be fully vested within 60 days.
(10)
This information was obtained from Schedule 13G filed with the Securities and Exchange Commission on February 14, 2005. This stockholder's address is 75 State Street, Boston, MA 02109.
(11)
This information was obtained from a Schedule 13G filed with the Securities and Exchange Commission on February 9, 2005. This stockholder disclaims beneficial ownership of these shares. This stockholder's address is 333 South Hope Street, 55thFloor, Los Angeles, CA 90071-1449. Mr. McDonald is a director of eight mutual funds managed by Capital Research & Management Company but does not have any responsibility for investments decisions of those eight mutual funds.

Certain Relationships and Related Transactions

High Performance Unit Program

        Since 2002, we have issued a total of 30,000 shares of high performance common stock under the iStar Financial High Performance Unit Program in seven plans for the years 2002 through 2007. Fifty-two of our employees currently participate in the High Performance Unit Program. The employees paid an aggregate of approximately $2.8 million, $1.8 million, $1.4 million, $0.6 million, $0.7 million and $0.6 million for the shares of the 2002 plan, 2003 plan, 2004 plans, 2005 plan, 2006 plan and 2007 plan, respectively. Employees participating in the program include Timothy J. O'Connor, our Executive Vice President and Chief Operating Officer, Catherine D. Rice, our Chief Financial Officer, Nina B. Matis, our Executive Vice President and General Counsel, Roger M. Cozzi, our Executive Vice President, and Jeffrey R. Digel, our Executive Vice President.

        We have also issued a total of 15,000 additional shares of high performance common stock (including 5,000 shares issued subject to approval by our shareholders as described under Proposal 2) under the iStar Financial Executive and Director High Performance Unit Program in three plans for the years 2005 through 2007. Two executives, Jay Sugarman, our Chairman and Chief Executive Officer, and Jay Nydick, our President, currently participate in this program, as described more fully elsewhere in this proxy statement.

Other Matters

When Are Shareholder Proposals Due for the 2005 Annual Meeting?

        Shareholder proposals intended to be presented at the 2006 annual meeting must be sent in writing, by certified mail, return receipt requested, to us at our principal office, addressed to our Secretary, and must be received by us no later than January 1, 2006, for inclusion in the 2006 proxy materials.

Are there any other matters coming before the 2005 Annual Meeting?

        Our management does not intend to bring any other matters before the annual meeting and knows of no other matters that are likely to come before the meeting. In the event any other matters properly come before the annual meeting, the persons named in the accompanying proxy will vote the shares represented by such proxy in accordance with their best judgment on such matters.

        The Company urges you to submit your vote on the accompanying proxy card by completing, signing, dating and returning it in the accompanying postage-paid return envelope at your earliest convenience, whether or not you presently plan to attend the meeting in person.

                      By Order of the Board of Directors

                      Geoffrey M. Dugan
                      Secretary
                      New York, New York
                      April 25, 2005

PROXY

THIS PROXY IS SOLICITED ON BEHALF OR
THE BOARD OF DIRECTORS OF

iSTAR FINANCIAL INC.

1114 AVENUE OF THE AMERICAS, 27TH FLOOR
NEW YORK, NEW YORK 10036

PROXY FOR THE ANNUAL MEETING OF SHAREHOLDERS TO BE HELD ON MAY 25, 2005. TO VOTE AT THE ANNUAL MEETING IN ACCORDANCE WITH THE RECOMMENDATIONS OF THE BOARD OF DIRECTORS OF iSTAR FINANCIAL INC., SIGN AND DATE THE REVERSE SIDE OF THIS CARD WITHOUT CHECKING ANY BOX.

        The undersigned holder of shares of common stock and/or 8% Series D cumulative redeemable preferred stock of iStar Financial Inc., a Maryland corporation (the "Company"), hereby appoints Jay Sugarman and Catherine D. Rice, or either of them, with full power of substitution in each, to attend and to cast all votes which the undersigned shareholder is entitled to cast at the annual meeting of shareholders to be held on May 25, 2005, at 9:00 a.m. local time, at The Harvard Club of New York City, 35 West 44th Street, New York, New York, 10036 and any adjournments or postponements thereof, and otherwise to represent the undersigned at the meeting with all powers possessed by the undersigned if personally present at the meeting, upon the following matters. The undersigned shareholder hereby revokes any proxy heretofore given with respect to such meeting. Capitalized terms not otherwise defined have the meanings given in the proxy statement to which this proxy relates.

        Please vote, date and sign this proxy on the other side and return promptly in the enclosed envelope.

☒ Please mark your votes as in this example.

		FOR	WITHHELD
1.	The election of seven members of the Board of Directors.	☐	☐
Nominees: Jay Sugarman, Willis Andersen, Jr., Robert W. Holman, Jr., Robin Josephs, John G. McDonald, George R. Puskar and Jeffrey A. Weber.
☐
For all nominee(s) except as written above
		FOR	AGAINST	ABSTAIN
2.	Approval of expanding the iStar Financial Inc. Executive and Director High Performance Unit Program to add a 2007 Plan, 2008 Plan and 2009 Plan.	☐	☐	☐
		FOR	AGAINST	ABSTAIN
3.	Ratification of the appointment of PricewaterhouseCoopers LLP as the Company's independent accountants for the fiscal year ending December 31, 2005.	☐	☐	☐

In their discretion, the proxies are authorized to vote and otherwise represent the undersigned on any other matter that may properly come before the annual meeting, or any adjournment or postponement thereof.

This proxy, when properly executed, will be voted in the manner as directed herein by the undersigned shareholder. IF THIS PROXY IS EXECUTED BUT NO INSTRUCTION IS GIVEN, THIS PROXY WILL BE VOTED FOR PROPOSALS 1, 2 AND 3 AND IN THE DISCRETION OF THE PROXY HOLDER ON ANY OTHER MATTER THAT MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF. The undersigned shareholder may revoke this proxy at any time before it is voted by delivering to the Secretary of the Company either a written revocation of the proxy or a duly executed proxy bearing a later date, or by appearing at the annual meeting and voting in person. The undersigned shareholder hereby acknowledges receipt of the notice of annual meeting of shareholders and proxy statement.
PLEASE MARK, SIGN, DATE AND RETURN THIS CARD PROMPTLY USING THE ENCLOSED ENVELOPE. If you receive more than one proxy card, please sign and return ALL cards in the enclosed envelope.
Please sign exactly as the name appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.

By:
Signature (s) Date

QuickLinks

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS
1114 Avenue of the Americas, 27th Floor New York, New York 10036 PROXY STATEMENT Annual Meeting Of Shareholders To Be Held May 25, 2005
PROPOSAL 1: ELECTION OF DIRECTORS
PROPOSAL 2: APPROVAL OF AN EXPANSION OF THE iSTAR FINANCIAL INC. EXECUTIVE AND DIRECTOR HIGH PERFORMANCE UNIT PROGRAM
PROPOSAL 3: RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS
OTHER INFORMATION
REPORT OF THE AUDIT COMMITTEE
CORPORATE GOVERNANCE MATTERS
EXECUTIVE COMPENSATION
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
PROXY